Exhibit 5.9

September 17, 2014

CHS/Community Health Systems, Inc.

4000 Meridian Boulevard

Franklin, Tennessee 37067

Ladies and Gentlemen:

We have acted as special counsel in the State of Indiana, Commonwealth of Kentucky and the State of Ohio (each a “State”) to CHS/Community Health Systems, Inc. (the “Company”) and the Guarantors (as defined below), each organized and existing under the laws of the respective State set forth on Schedule I attached hereto, in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-4 (the “Registration Statement”), which relates to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and exchange of up to $1,000,000,000 aggregate principal amount of the Company’s 5.125% senior secured notes due 2021 (the “Secured Exchange Notes”) that are to be general senior secured obligations of the Company and unconditionally guaranteed on a senior secured basis by Community Health Systems, Inc. (“Holdings”) and certain of the Company’s current and future domestic subsidiaries, including the applicable State entities set forth on Schedule I attached hereto (the subsidiary guarantors set forth on Schedule I attached hereto being collectively referred to herein as the “Guarantors”), and $3,000,000,000 aggregate principal amount of the Company’s 6.875% senior unsecured notes due 2022 (the “Unsecured Exchange Notes,” and, together with the Secured Exchange Notes, the “Exchange Notes”) that are to be guaranteed on a senior unsecured basis by Holdings and certain of the Company’s current and future domestic subsidiaries, including the Guarantors. The Secured Exchange Notes are to be issued pursuant to an Indenture, dated as of January 27, 2014, by and among FWCT-2 Escrow Corporation (“Escrow Corp”), the guarantors party thereto, Regions Bank, as trustee (the “Trustee”) and Credit Suisse AG, as collateral agent (the “Collateral Agent”), as supplemented by the Assumption Supplemental Indenture, dated as of January 27, 2014, by and among the Company, Holdings, the guarantors party thereto, the Trustee and the Collateral Agent, and as supplemented further by the Second Supplemental Indenture, dated as of June 30, 2014, by and among the Company, the guarantors party thereto, the Trustee and the Collateral Agent (collectively, the “Secured Notes Indenture”). The Unsecured Exchange Notes are to be issued pursuant to an Indenture, dated as of January 27, 2014, by and among Escrow Corp, the guarantors party thereto and the Trustee, as supplemented by the Assumption Supplement Indenture, dated as of January 27, 2014, by and among the Company, Holdings, the guarantors party thereto, and the Trustee, and as supplemented further by the Second Supplemental Indenture, dated as of June 30, 2014, by and among the Company, the guarantors party thereto and the Trustee (collectively, the “Unsecured Notes Indenture,” and, together with the Secured Notes Indenture, the “Indentures”).

CHS/Community Health Systems, Inc.

September 17, 2014

The Secured Exchange Notes are to be issued in an exchange offer for a like aggregate original principal amount of currently outstanding 5.125% senior secured notes due 2021 in accordance with the terms of a Registration Rights Agreement, dated as of January 27, 2014, by and among Escrow Corp and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) and Credit Suisse Securities (USA) LLC (“Credit Suisse”), each as representative of the parties named therein as the Initial Purchasers, and the related Registration Rights Joinder, dated as of January 27, 2014, by and among the Company, Holdings, the guarantors party thereto, Merrill Lynch and Credit Suisse (collectively, the “Secured Notes Registration Rights Agreement”). The Unsecured Exchange Notes are to be issued in an exchange offer for a like aggregate original principal amount of currently outstanding 6.875% senior notes due 2022 in accordance with the terms of a Registration Rights Agreement, dated as of January 27, 2014, by and among Escrow Corp and Merrill Lynch and Credit Suisse, each as representative of the parties named therein as the Initial Purchasers, and the related Registration Rights Joinder, dated as of January 27, 2014, by and among the Company, Holdings, the guarantors party thereto, Merrill Lynch and Credit Suisse (collectively, the “Unsecured Notes Registration Rights Agreement,” and, together with the Secured Notes Registration Rights Agreement, the “Registration Rights Agreements”).

In rendering our opinions herein, we have relied with respect to factual matters, upon the Officers’ Certificate (defined below), and certificates of public officials referred to below. In addition thereto, we have reviewed and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for rendering our opinions, including, without limitation, the following:

(i) the articles of incorporation and bylaws for each Guarantor;

(ii) the certificate with respect to various factual matters signed by an officer of each of the Guarantors and dated the date of this opinion (the “Officers’ Certificate”);

(iii) Certificates of Good Standing (or local equivalent in the applicable State) for each of the Guarantors and dated on or before the date of this opinion (the “Certificates of Good Standing”);

(iv) the Secured Notes Registration Rights Agreement;

(v) the Unsecured Notes Registration Rights Agreement;

(vi) the Secured Notes Indenture;

(vii) the Unsecured Notes Indenture;

(viii) the forms of Exchange Notes;

(ix) the Registration Statement; and

(x) the prospectus contained within the Registration Statement (the “Prospectus”).

CHS/Community Health Systems, Inc.

September 17, 2014

Subject to the assumptions, exceptions and limitations hereinabove and hereinafter stated, it is our opinion that:

(1) Each Guarantor is a corporation validly existing and in good standing under the laws of the applicable State of incorporation for each Guarantor as set forth on Schedule I.

(2) Each Guarantor has the requisite corporate power to execute, deliver and perform its obligations under the Indentures, including its guarantee of the Exchange Notes.

(3) The execution and delivery by each Guarantor of the Indentures and the performance of its obligations thereunder, including guaranteeing the Exchange Notes in accordance with the provisions of the Indentures, have been duly authorized by each Guarantor.

As to certain facts material to our opinion which we did not independently establish or verify, we have relied upon written representations of the duly authorized officers or other representatives of Guarantors, as applicable, and the representations and warranties set forth in the Indentures (and documents referenced therein), and other documents executed in connection therewith and/or referenced herein. We have not independently reviewed, established or verified the accuracy or completeness of the information set forth or certified in such documents. However, we have no reason to believe that the information contained in such documents is not complete and accurate. Except as otherwise expressly stated herein, this opinion should in no way be construed as passing upon the accuracy or completeness of any of the representations or warranties which may be or have been made in the Indentures (or documents referenced therein) or on any other matters, legal or otherwise, not specifically covered herein.

We further advise you that our representation of Guarantors has been limited to certain limited matters and in the limited capacity of local counsel, and with respect to this particular matter, has been limited, and does not involve an overall or detailed knowledge of the affairs, business operations or financial condition, past or present, of any Guarantor. Furthermore, we have not made any special examination of and are not expressing an opinion regarding the financial condition of any Guarantor.

We are qualified to practice law only in the States and we do not purport to be experts on, or to express an opinion herein concerning, the law of any jurisdiction other than the States. We express no opinion as to (i) the laws of any other jurisdiction, (ii) matters of municipal law or the laws of any local agencies within any state or commonwealth or (iii) state or federal tax, “blue sky” or antitrust laws.

In examining the applicable documents referenced herein and in rendering the opinions herein contained, we have assumed the following with your approval: (i) the legal capacity of each natural person; (ii) the due formation, valid legal existence and good standing of all parties to the to the Indentures other than Guarantors; provided, however, that with respect to Guarantors we will be relying solely upon the Certificates of Good Standing; (iii) the genuineness of all signatures; (iv) the authenticity of all documents submitted to us as originals, and the conformity to the originals of all documents submitted to us as certified, conformed, photostatic or telefacsimile copies; and (v) with respect to all documents examined by us which contained facsimile signatures, that such signatures were the original signature of the party and have the same force and effect as an original signature.

CHS/Community Health Systems, Inc.

September 17, 2014

This opinion is limited to the matters expressly set forth above, and no opinion is implied or may be inferred beyond the matters expressly so stated. We assume no obligation to advise you of any future changes in the facts or law relating to the matters covered by this opinion. This opinion does not constitute a guarantee of, or security for, the obligations created pursuant to the Indentures or any of the other matters referred to or opined upon herein and, by rendering this opinion, we are not guaranteeing or insuring payment or performance of said transaction or security by any Guarantor, or of any of a Guarantors’ obligations referred to herein.

Our opinions above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditor’s rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) the exercise of judicial discretion in accordance with principles of equity and (iv) an implied covenant of good faith and fair dealing.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related Prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Bingham Greenebaum Doll LLP

Schedule I

Guarantors

Name of Guarantor	State of Organization
Frankfort Health Partner, Inc.	IN
QHG of Clinton County, Inc. Hospital of Fulton, Inc. Hospital of Louisa, Inc. Jackson Hospital Corporation (KY) QHG of Massillon, Inc.	IN KY KY KY OH